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                                                                    EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT

          This EMPLOYMENT AGREEMENT is made and entered into as of this 30th day of September, 2005, by and among Chronic Care Solutions Holding, Inc., a Delaware corporation ("Holdings"), CCS Acquisition, Inc., a Delaware corporation ("CCS," and together with Holdings, the "Company"), and Joseph H. Capper ("Employee").

                                   WITNESSETH:

          WHEREAS, Employee is currently employed by DEGC, with such employment governed by the Prior Agreement; and

          WHEREAS, in connection with the transactions contemplated under the Merger Agreement, Chronic Care Solutions will become a wholly-owned subsidiary of CCS; and

          WHEREAS, in connection with the transactions contemplated under the Merger Agreement, the Company desires to employ Employee and to enter into an agreement embodying the terms of such employment (this "Agreement") and Employee desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

          Section 1. DEFINITIONS.

          (a) "409A Outside Date" shall have the meaning set forth in Section 8(d)(iii) below.

          (b) "Accrued Obligations" shall mean (i) all accrued but unpaid Base Salary through the date of termination of Employee's employment; (ii) any unpaid or unreimbursed expenses incurred in accordance with Company policy, including amounts due under Section 7 hereof to the extent incurred prior to termination of employment; and (iii) any benefits provided under the Company's employee benefit plans upon a termination of employment, in accordance with the terms therein, including rights to equity in the Company pursuant to any plan or grant.

          (c) "Affiliate" shall mean, as to any Person, any other Person that controls, is controlled by, or is under common control with, such Person.

          (d) "Agreement" shall have the meaning set forth in the preamble hereto.

          (e) "Annual Bonus" shall have the meaning set forth in Section 4(b) below.

          (f) "Base Salary" shall mean the salary provided for in Section 4(a) or any increased salary granted to Employee pursuant to Section 4(a) below.

          (g) "Board" shall mean the Board of Directors of Holdings.

          (h) "Cause" shall mean (i) acts of personal dishonesty, gross negligence or willful misconduct by Employee in connection with Employee's employment duties; (ii) failure, neglect or refusal by Employee to perform in any material respect his duties or responsibilities

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under this Agreement; (iii) misappropriation by Employee of the assets or business opportunities of the Company or its affiliates; (iv) embezzlement or other financial fraud committed by Employee, at his direction, or with his personal knowledge; (v) Employee's indictment for, conviction of, admission to, or entry of pleas of no contest to any felony or any crime involving moral turpitude; (vi) public or consistent drunkenness by Employee or his illegal use of narcotics which is, or could reasonably be expected to become, materially injurious to the reputation or business of the Company or its affiliates or which impairs, or could reasonably be expected to impair, the performance of Employee's duties hereunder; or (vii) Employee's breach of any material provision of this Agreement.

          (i) "CCS" shall have the meaning set forth in the preamble hereto.

          (j) "Change in Control" shall have the meaning set forth in the Incentive Plan.

          (k) "Chronic Care Solutions" shall mean Chronic Care Solutions, Inc., a Delaware corporation.

          (l) "Closing Date" shall have the meaning set forth in the Merger Agreement.

          (m) "Company" except as otherwise expressly set forth herein, shall have the meaning set forth in the preamble hereto.

          (n) "Competitive Activities" shall mean any business activities in which the Company or any of its subsidiaries are engaged (or have committed plans to engage) during the Term of Employment, or, following termination of Employee's employment hereunder, was engaged in business (or had committed plans to engage) at the time of such termination of employment.

          (o) "Confidential Information" shall have the meaning set forth in
Section 9(a) below.

          (p) "DEGC" shall mean DEGC Enterprises (U.S.), Inc., a Florida corporation and subsidiary of Chronic Care Solutions.

          (q) "Developments" shall have the meaning set forth in Section 9(e) below.

          (r) "Disability" shall mean any physical or mental disability or infirmity that prevents the performance of Employee's duties for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period. Any question as to the existence, extent or potentiality of Employee's Disability upon which Employee and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Employee (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

          (s) "Employee" shall have the meaning set forth in the preamble hereto.


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          (t) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          (u) "Good Reason" shall mean, without Employee's consent, (i) a substantial and material diminution in Employee's title, duties or responsibilities; (iii) any reduction in Base Salary or target Annual Bonus opportunity (other than an across-the-board reduction applicable to all other senior executives of the Company); (iv) the relocation of Employee's principal place of employment (as provided in Section 3(c) hereof) more than fifty (50) miles from its current location; or (v) any breach by the Company of any material provision of this Agreement.

          (v) "Holdings" shall have the meaning set forth in the preamble hereto.

          (w) "Incentive Plan" shall mean the stock incentive plan established by Holdings on, or as soon as practicable following, the Closing Date, containing terms substantially the same as the terms set forth on the Incentive Plan Term Sheet attached hereto as Exhibit A.

          (x) "Interfering Activities" shall mean (i) encouraging, soliciting or inducing, or in any manner attempting to encourage, solicit or induce, any Person employed by, as agent of, or a service provider to, the Company or any subsidiary thereof to terminate (or, in the case of an agent or service provider, reduce) such Person's employment, agency or service, as the case may be, with the Company or such subsidiary; provided, that the foregoing shall not be violated by general advertising not targeted at employees of the Company nor by serving as a reference upon an employee's request with regard to an entity with which Employee is not affiliated; or (ii) encouraging, soliciting or inducing, or in any manner attempting to encourage, solicit or induce any customer, supplier, licensee or other business relation of the Company or any subsidiary thereof to cease doing business with or reduce the amount of business conducted with (including by providing similar services or products to any such Person) the Company or such subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or such subsidiary.

          (y) "Merger Agreement" shall mean that certain Agreement and Plan of Merger, made and entered into August 30, 2005, among CCS Acquisition, Inc., a Delaware corporation, Merger Sub and the Company.

          (z) "Merger Sub" shall mean CCS Merger Sub, Inc., a Delaware corporation.

          (aa) "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization or other form of business entity.

          (bb) "Prior Agreement" shall mean that certain employment agreement between Employee and DEGC, dated February 12, 2003.

          (cc) "Restricted Area" means any State of the United States of America or any other jurisdiction in which the Company or its subsidiaries engage (or have committed plans to engage) in business during the Term of Employment, or, following termination of Employee's


                                      -3-

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employment, was engaged in business (or had committed plans to engage) at the time of such termination of employment.

          (dd) "Restricted Period" shall mean the period commencing on the Closing Date and ending on the twelve (12) month anniversary of Employee's termination of employment hereunder for any reason.

          (ee) "Severance Multiplier" shall mean an amount equal to one (1).

          (ff) "Severance Term" shall mean the twelve (12) month period following the date of Employee's termination of employment hereunder.

          (gg) "Term of Employment" shall mean the period specified in Section 2 below.

          (hh) "Time Vested Restricted Stock" shall mean shares of restricted common stock of Holdings granted to Employee pursuant to the terms of the Incentive Plan which are designated as "Time Vested Restricted Stock" in Employee's award agreement.

          (ii) "Warburg Investors" shall mean Warburg Pincus Private Equity IX, L.P. and any other related fund of Warburg Pincus & Co. that holds equity securities of Holdings.

          Section 2. ACCEPTANCE AND TERM OF EMPLOYMENT.

          The Company agrees to employ Employee and Employee agrees to serve the Company on the terms and conditions set forth herein. The Term of Employment shall commence on the Closing Date and shall continue until Employee is terminated as provided in Section 8 hereof.

          Section 3. POSITION, DUTIES AND RESPONSIBILITIES; PLACE OF
PERFORMANCE.

          (a) During the Term of Employment, Employee shall be employed and serve as the Chief Executive Officer of both Holdings and CCS (together with such other position or positions consistent with Employee's title as the Board shall specify from time to time) and shall have such duties typically associated with such title. Subject to the foregoing, Employee also agrees to serve as an officer and/or director of the Company or any parent or subsidiary of the Company, in each case without additional compensation.

          (b) Subject to the terms and conditions set forth in this Agreement, Employee shall devote his full business time, attention, and efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term of Employment, including, without limitation, any activity that (x) conflicts with the interests of the Company or its subsidiaries, (y) interferes with the proper and efficient performance of his duties for the Company, or (z) interferes with the exercise of his judgment in the Company's best interests. Notwithstanding the foregoing, nothing herein shall preclude Employee from (i) serving, with the prior written consent of the Board, as a member of the board of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community


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affairs, and (iii) subject to the terms and conditions set forth in Section 9 hereof, managing his personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii) and (iii) shall be limited by Employee so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder.

          (c) Employee's principal place of employment shall be in the Tampa Bay/Clearwater metropolitan area, although Employee understands and agrees that he may be required to travel from time to time for business reasons.

          Section 4. COMPENSATION. During the Term of Employment, Employee shall be entitled to the following compensation:

          (a) Base Salary. Employee shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of not less than $375,000, subject to increase, if any, as may be approved in writing by the Board, but not to decrease from the then current Base Salary.

          (b) Annual Bonus. Employee shall be eligible for an annual incentive bonus award determined by the Board in respect of each fiscal year during the Term of Employment (the "Annual Bonus"). The target Annual Bonus for each fiscal year shall be 100% of Base Salary, with a maximum Annual Bonus of 125% of Base Salary and a lower amount for lesser achievement. The actual Annual Bonus payable in respect of each fiscal year shall be based upon the level of achievement of annual Company and individual performance objectives for such fiscal year, as determined by the Board and communicated to Employee. The Annual Bonus shall be paid to Employee at the same time as annual bonuses are generally payable to other senior executives of the Company, but in no event later than the date which is two and one-half (2 1/2) months following the end of the fiscal year to which such Annual Bonus relates.

          Section 5. EMPLOYEE BENEFITS.

          During the Term of Employment, Employee shall be entitled to participate in health, insurance, retirement and other perquisites and benefits generally provided to other senior executives of the Company that are made available from time to time. Employee shall also be entitled to the same number of holidays, vacation and sick days as are generally allowed to senior executives of the Company in accordance with the Company policy in effect from time to time.

          Section 6. "KEY-MAN" INSURANCE.

          At any time during the Term of Employment, the Company shall have the right to insure the life of Employee for the sole benefit of the Company, in such amounts, and with such terms, as it may determine. All premiums payable thereon shall be the obligation of the Company. Employee shall have no interest in any such policy, but agrees to reasonably cooperate with the Company in taking out such insurance by submitting to physical examinations, supplying all information reasonably required by the insurance company, and executing all necessary documents, provided that no financial obligation or liability is imposed on Employee by any such documents.


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          Section 7. REIMBURSEMENT OF BUSINESS EXPENSES.

          Employee is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for all such reasonable business expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company's policy, as in effect from time to time.

          Section 8. TERMINATION OF EMPLOYMENT.

          (a) General. The Term of Employment shall terminate upon the earliest to occur of (i) Employee's death, (ii) a termination by reason of a Disability,
(iii) a termination by the Company with or without Cause, or (iv) a termination by Employee with or without Good Reason. Upon any termination of Employee's employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Employee, Employee shall resign from any and all directorships, committee memberships or any other positions Employee holds with the Company or any of its subsidiaries.

          (b) Termination due to Death or Disability. Employee's employment shall terminate automatically upon his death. The Company may terminate Employee's employment immediately upon the occurrence of a Disability, such termination to be effective upon Employee's receipt of written notice of such termination. In the event Employee's employment is terminated due to his death or Disability, Employee or his estate or his beneficiaries, as the case may be, shall be entitled to:

               (i) The Accrued Obligations;

               (ii) Any unpaid Annual Bonus in respect to any completed fiscal year which has ended prior to the date of such termination, such amount to be paid at the same time it would otherwise be paid to Employee had no such termination occurred; and

               (iii) A pro rata Annual Bonus (determined using the target Annual Bonus if such termination occurs during the fiscal year in which the Closing Date falls, or if such fiscal year is a period shorter than twelve
     (12) months, during the first full twelve (12) month fiscal year following the Closing Date, and thereafter, using the Annual Bonus paid or payable for the immediately prior fiscal year) based on the number of days elapsed from the commencement of such fiscal year through and including the date of such termination, such amount to be paid within five (5) business days of such termination.

Except as set forth in this Section 8(b), following Employee's termination by reason of his death or Disability, Employee shall have no further rights to any compensation or any other benefits under this Agreement.

          (c) Termination by the Company for Cause.

               (i) A termination for Cause shall not take effect unless the provisions of this subsection (i) are complied with. Employee shall be given not less than fifteen


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

     (15) days written notice by the Board of the intention to terminate his employment for Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based. Employee shall have fifteen (15) days after the date that such written notice has been given to Employee in which to cure such act or acts or failure or failures to act, to the extent such cure is possible. If he fails to cure such act or acts or failure or failures to act, the termination shall be effective on the date immediately following the expiration of the fifteen (15) day notice period. If cure is not possible, the termination shall be effective on the date of receipt of such notice by Employee. During any cure period provided hereunder, the Board may, in its sole and absolute discretion, prohibit Employee from entering the premises of the Company (or any subsidiary thereof) or otherwise performing his duties hereunder, and any such prohibition shall in no event constitute an event pursuant to which Employee may terminate employment with Good Reason; provided, however, that if cure is possible, and Employee can reasonably demonstrate to the Board that he desires to enter the premises of the Company (or a subsidiary thereof) or to otherwise perform his duties hereunder solely to attempt to cure the act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based, Employee shall be permitted to enter the premises of the Company (or a subsidiary thereof) or otherwise to perform his duties hereunder solely for the purposes of curing such act or acts or failure or failures to act.

               (ii) In the event the Company terminates Employee's employment for Cause, he shall be entitled only to the Accrued Obligations. Following such termination of Employee's employment for Cause, except as set forth in this Section 8(c)(ii), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

          (d) Termination by the Company without Cause. The Company may terminate Employee's employment at any time without Cause, effective upon Employee's receipt of written notice of such termination. In the event Employee's employment is terminated by the Company without Cause (other than due to death or Disability), Employee shall be entitled to:

               (i) The Accrued Obligations;

               (ii) Any unpaid Annual Bonus in respect to any completed fiscal year which has ended prior to the date of such termination, such amount to be paid at the same time it would otherwise be paid to Employee had no such termination occurred;

               (iii) An amount equal to the Severance Multiplier multiplied by the sum of his then current Base Salary and Annual Bonus (determined using the target Annual Bonus if such termination occurs during the fiscal year in which the Closing Date falls, or if such fiscal year is a period shorter than twelve (12) months, during the first full twelve (12) month fiscal year following the Closing Date, and thereafter, using the Annual Bonus paid or payable for the immediately prior fiscal year), such amount to be payable over the Severance Term in substantially equal installments, on each regular payroll date of the Company during the Severance Term; provided, however, that in the event that the payments under this subsection (iii) are considered "nonqualified deferred


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

     compensation" under Section 409A of the Internal Revenue Code of 1986, as amended, if the Severance Term would otherwise expire after the date that is one day prior to two and one-half (2 1/2) months following the later of the last day of the Company's fiscal year in which such termination occurs or the last day of Employee's tax year in which such termination occurs (the applicable date being, the "409A Outside Date"), Employee shall receive a lump-sum amount on the 409A Outside Date equal to any portion of the Severance Amount not previously paid to Employee prior to the 409A Outside Date in full satisfaction any remaining portion of the amounts payable under this subsection (iii) not previously paid to Employee prior to the 409A Outside Date in full satisfaction any remaining portion of the amounts payable under this subsection (iii);

               (iv) Continuation of the health benefits provided to Employee and his covered dependants under the Company health plans as of the date of such termination at the same cost applicable to active employees until the earlier of: (A) the expiration of the Severance Term, or (B) the date Employee commences employment with any person or entity and, thus, is eligible for health insurance benefits; provided, however, that as a condition of continuation of such benefits, the Company may require employee to elect to continue his health insurance pursuant to COBRA; and

               (v) If such termination occurs within the one (1) year period following a Change in Control, vesting of all shares of Time Vested Restricted Stock as of the date of such termination.

Notwithstanding the foregoing, the payments and benefits described in subsections (ii) through (iv) above shall immediately cease, and the Company shall have no further obligations to Employee with respect thereto, in the event that Employee breaches any provision of Section 9 hereof.

          Following such termination of Employee's employment by the Company without Cause, except as set forth in this Section 8(d), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

          (e) Termination by Employee with Good Reason. Employee may terminate his employment with Good Reason by providing the Company fifteen (15) days' written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within sixty (60) days of the occurrence of such event. During such fifteen (15) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Employee's termination will be effective upon the date immediately following the expiration of the fifteen (15) day notice period, and Employee shall be entitled to the same payments and benefits as provided in Section 8(d) above for a termination without Cause, it being agreed that Employee's right to any such payments and benefits shall be subject to the same terms and conditions as described in Section 8(d) above. Following such termination of Employee's employment by Employee with Good Reason, except as set forth in this Section 8(e), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

          (f) Termination by Employee without Good Reason. Employee may terminate his employment without Good Reason by providing the Company thirty
(30) days' written notice of such termination. In the event of a termination of employment by Employee under this Section 8(f), Employee shall be entitled only to the Accrued Obligations. In the event of termination of Employee's employment under this Section 8(f), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination and still have it treated as a termination without Good Reason. Following such termination of Employee's employment by Employee without Good Reason, except as set forth in this Section 8(f), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

          (g) Release. Notwithstanding any provision herein to the contrary, the Company may require that, prior to payment of any amount or provision of any benefit pursuant to subsections (d) or (e) of this Section 8, Employee shall have executed a general release in favor of the Company and its subsidiaries and related parties in the form as is reasonably required by the Company, and any waiting periods contained in such release shall have expired.

          Section 9. RESTRICTIVE COVENANTS. Employee acknowledges and agrees that (A) the agreements and covenants contained in this Section 9 are (i) reasonable and valid in geographical and temporal scope and in all other respects, and (ii) essential to protect the value of the Company's business and assets, and (B) by his employment with the Company, Employee will obtain knowledge, contacts, know-how, training and experience and there is a substantial probability that such knowledge, know-how, contacts, training and experience could be used to the substantial advantage of a competitor of the Company and to the Company's substantial detriment. For purposes of this Section 9, references to the Company shall be deemed to include Holdings, CCS and their respective subsidiaries.

          (a) Confidential Information. At any time during and after the end of the Term of Employment, without the prior written consent of the Board, except to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event, Employee shall, to the extent legally permitted, consult with the Board prior to responding to any such order or subpoena, and except as he in good faith believes necessary or desirable in the performance of his duties hereunder, Employee shall not disclose to or use for the benefit of any third party any confidential or proprietary trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, management organization information, operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information (i) relating to the Company, or (ii) that the Company may receive belonging to suppliers, customers or others who do business with the Company as a result of his position with the Company (collectively, "Confidential Information"). Employee's obligation under this Section 9(a) shall not apply to any information that is in the public domain or hereafter enters the public domain, in each case without the breach by Employee of this Section 9(a).

          (b) Non-Competition. Employee covenants and agrees that during the Restricted Period, Employee shall not, directly or indirectly, individually or jointly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any Person

(other than the Company), that engages in any Competitive Activities within the Restricted Area. Notwithstanding anything herein to the contrary, this Section 9(b) shall not prevent Employee from acquiring as an investment securities representing not more than three percent (3%) of the outstanding voting securities of any publicly-held corporation or from being a passive investor in any mutual fund, hedge fund, private equity fund or similar pooled account so long as Employee's interest therein is less than three percent (3%) and he has no role in selecting or managing investments thereof.

          (c) Non-Interference. During the Restricted Period, Employee shall not, directly or indirectly, for his own account or for the account of any other Person, engage in Interfering Activities.

          (d) Return of Documents. In the event of the termination of Employee's employment for any reason, Employee shall deliver to the Company all of (i) the property of the Company, and (ii) the documents and data of any nature and in whatever medium of the Company, and he shall not take with him any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

          (e) Works for Hire. Employee agrees that the Company shall own all right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registerable under copyright or similar laws, which Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice during the Term of Employment, whether or not during regular working hours, provided they either (i) relate at the time of conception or development to the actual or demonstrably proposed business or research and development activities of the Company; (ii) result from or relate to any work performed for the Company; or
(iii) are developed through the use of Confidential Information and/or Company resources or in consultation with Company personnel (collectively referred to as "Developments"). Employee hereby assigns all right, title and interest in and to any and all of these Developments to the Company. Employee agrees to assist the Company, at the Company's expense (but for no other consideration of any kind), to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. Employee hereby irrevocably designates and appoints the Company and its agents as attorneys-in-fact to act for and on Employee's behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by Employee. In addition, and not in contravention of any of the foregoing, Employee acknowledges that all original works of authorship which are made by him (solely or jointly with others) within the scope of employment and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act (17 USC Sec. 101). To the extent allowed by law, this includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights." To the extent Employee retains any such moral rights under applicable law, Employee hereby waives such moral rights and consents to any action consistent with the terms of this Agreement with respect to such moral rights, in each case, to the full extent of such applicable law. Employee will confirm any such waivers and consents from time to time as requested by the Company.

          (f) Blue Pencil. If any court of competent jurisdiction shall at any time deem the duration or the geographic scope of any of the provisions of this
Section 9 unenforceable, the other provisions of this Section 9 shall nevertheless stand and the duration and/or geographic scope set forth herein shall be deemed to be the longest period and/or greatest size permissible by law under the circumstances, and the parties hereto agree that such court shall reduce the time period and/or geographic scope to permissible duration or size.

          (g) Incentive Plan Construction. Notwithstanding anything contained in the Incentive Plan to the contrary, Employee shall not be considered to have engaged in a "competitive activity" within the meaning of, and for all purposes under, the Incentive Plan unless such activity would constitute a breach of subsections (a), (b) or (c) above.

          Section 10. BREACH OF RESTRICTIVE COVENANTS.

          Without limiting the remedies available to the Company, Employee acknowledges that a breach of any of the covenants contained in Section 9 hereof may result in material irreparable injury to the Company or its subsidiaries for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of Section 9 hereof, restraining Employee from engaging in activities prohibited by Section 9 hereof or such other relief as may be required specifically to enforce any of the covenants in Section 9 hereof. Notwithstanding any other provision to the contrary, the Restricted Period shall be tolled during any period of violation of any of the covenants in Section 9(b) or 9(c) hereof and during any other period required for litigation during which the Company seeks to enforce such covenants against Employee or another Person with whom Employee is affiliated if it is ultimately determined that Employee was in breach of such covenants.

          Section 11. REPRESENTATIONS AND WARRANTIES OF EMPLOYEE.

          Employee represents and warrants to the Company that:

          (a) Employee's employment will not conflict with or result in his breach of any agreement to which he is a party or otherwise may be bound;

          (b) Employee has not violated, and in connection with his employment with the Company will not violate, any non-solicitation, non-competition or other similar covenant or agreement of a prior employer by which he is or may be bound; and

          (c) In connection with Employee's employment with the Company, he will not use any confidential or proprietary information that he may have obtained in connection with employment with any prior employer.

          Section 12. TAXES.

          The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.

          Section 13. MITIGATION; SET OFF.

          The Company's obligation to pay Employee the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Employee to the Company or its affiliates. Employee shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise and the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Employee's other employment or otherwise.

          Section 14. SUCCESSORS AND ASSIGNS; NO THIRD-PARTY BENEFICIARIES.

          (a) The Company. This Agreement shall inure to the benefit of and be enforceable by, and may be assigned by the Company to, any purchaser of all or substantially all of the Company's business or assets or any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise). The Company will require in a writing delivered to Employee any such purchaser, successor or assignee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such purchase, succession or assignment had taken place. The Company may make no other assignment of this Agreement or its obligations hereunder.

          (b) Employee. Employee's rights and obligations under this Agreement shall not be transferable by Employee by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Employee shall die, all amounts then payable to Employee hereunder shall be paid in accordance with the terms of this Agreement to Employee's devisee, legatee or other designee or, if there be no such designee, to Employee's estate.

          (c) No Third-Party Beneficiaries. Except as otherwise set forth in
Section 8(b) or Section 14(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company and Employee any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement; provided, however, the parties acknowledge that prior to the Closing (as defined in the Merger Agreement) Merger Sub is intended to be a third party beneficiary of this Agreement, and this Agreement cannot be amended without the prior written consent of Merger Sub.

          Section 15. WAIVER AND AMENDMENTS.

          Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company's behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

          Section 16. SEVERABILITY.

          If any covenants or other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction: (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

          Section 17. GOVERNING LAW.

          THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF) APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH COUNTRY.

          Section 18. DISPUTE RESOLUTION.

          Any controversy arising out of or relating to this Agreement or the breach hereof (other than claims for injunctive relief pursuant to Section 10 hereof) shall be settled by binding arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association (before a single arbitrator) and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The costs of any such arbitration proceedings shall be borne equally by the Company and Employee; provided, however, that the arbitrator shall have the right to award to the prevailing party in such arbitration reasonable attorneys' fees and costs expended in the course of such arbitration or enforcement of the awarded rendered thereunder. The location for the arbitration shall be in Tampa Bay, Florida. Any award made by such arbitrator shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

          Section 19. NOTICES.

          (a) Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided, provided that, unless and until some other address be so designated, all notices or communications by Employee to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices or communications by the Company to Employee may be given to Employee personally or may be mailed to Employee at Employee's last known address, as reflected in the Company's records.

          (b) Any notice so addressed shall be deemed to be given: (i) if delivered by hand, on the date of such delivery; (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing; and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

          Section 20. SECTION HEADINGS.

          The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof.

          Section 21. ENTIRE AGREEMENT.

          This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the employment of Employee. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement, including, without limitation, the Prior Agreement.

          Section 22. SURVIVAL OF OPERATIVE SECTIONS.

          Upon any termination of Employee's employment, the provisions of
Section 8 through Section 24 of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.

          Section 23. COUNTERPARTS.

          This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

          Section 24. CONDITIONAL UPON CLOSING OF TRANSACTIONS.

          Notwithstanding any other provisions hereunder, this Agreement is expressly conditional upon the closing of the transactions contemplated under the Merger Agreement. In the event such transactions do not close, this Agreement shall be null and void in any all respects.

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                        CCS ACQUISITION, INC.

                                        /s/ Alok Sanghvi
                                        ________________________________________
                                        By: Alok Sanghvi
                                        Title: President


                                        CHRONIC CARE SOLUTIONS HOLDING, INC.

                                        /s/ Alok Sanghvi
                                        ________________________________________
                                        By: Alok Sanghvi
                                        Title: President


                                        EMPLOYEE

                                        /s/ Joseph H. Capper
                                        ________________________________________
                                        Joseph H. Capper

                                    EXHIBIT A

                            INCENTIVE PLAN TERM SHEET


This Term Sheet is being circulated for discussion purposes only. Neither the Company nor any participant in the Plan shall have any obligation or liability to any person unless and until definitive agreements setting forth the terms described herein and such other terms as the parties may agree are executed and delivered by the Company and the participant, as applicable.

AWARDS AVAILABLE:         Nonqualified Stock Options, Restricted Stock, Other
                          Stock-based awards

ADMINISTRATION:           The Plan will be administered by the Board of
                          Directors of the Company (the "Board"), or such other
                          committee of two or more individuals appointed by the
                          Board (the Board or the committee, being the
                          "Committee"). The Committee may delegate to officers
                          or employees of the Company or any of its affiliates,
                          or committees thereof, the authority to perform such
                          functions, including but not limited to administrative
                          functions, as the Committee may determine appropriate.

SHARE RESERVE:            A number of shares of common stock of the Company (the
                          "Stock") representing 13% of the outstanding Stock
                          immediately following the Closing, calculated on a
                          fully diluted basis (assuming debt structure as
                          currently contemplated). Such amount subject to
                          adjustment (i) in the event of changes in the
                          outstanding Stock or in the capital structure of the
                          Company (e.g., by reason of stock dividends, stock
                          splits, reverse stock splits, recapitalizations,
                          reorganizations, mergers, consolidations,
                          combinations, exchanges), (ii) by reason of changes in
                          applicable law, or (iii) for any other reason which
                          the Committee determines, in its sole discretion and
                          acting in good faith, to otherwise warrant equitable
                          adjustment.

STOCK OPTIONS:

   *EXPIRATION DATE:      Determined by the Committee on the date of grant, but
                          no longer than 10 years from the date of grant.

   *EXERCISE PRICE:       Determined by the Committee on the date of grant, but
                          not less than the fair market value of the underlying
                          Stock on the date of grant.

   *VESTING:              Time Vested Options: Generally comprised of 50% of the
                          total options granted to a participant. Unless
                          otherwise determined by the Committee on the date of
                          grant, Time Vested Options will vest over a 4 year
                          period, with 25% vesting on the first anniversary of
                          the date of grant, and the remainder vesting ratably
                          each month over the remaining 36-month period.

                          Exit Vested Options: Generally comprised of 50% of the total options granted to a participant. Exit Vested
                          Options will vest upon a Change in Control or based upon the internal rate of return ("IRR") achieved by the Warburg Investors in connection with such Change in Control such that for each whole percentage point that the IRR exceeds 20%, 10% of the Exit Vested
                          Options shall vest (i.e., achievement of a 30% IRR will result in full vesting of the Exit Vested
                          Options). For purposes of determining IRR, percentages shall be rounded up or down to the nearest whole percentage. In the case of a partial sale by the Warburg Investors that does not constitute a Change in Control, a number of Exit Vested Options will also be eligible to vest based on the same IRR achievement requirements as described above, with the number of Exit

                          Vested Options eligible to vest being based on the ratio of equity securities sold by the Warburg
                          Investors in such sale to the total equity securities purchased by the Warburg Investors.

   *TERMINATION OF        If prior to the Expiration Date, a participant's
   EMPLOYMENT:            employment terminates for any reason other than (A)
                          for cause, or (B) by reason of the participant's death
                          or permanent disability, (1) all vesting with respect
                          to the options cease, (2) any unvested options expire
                          as of the date of such termination, and (3) any vested
                          options shall remain exercisable until the earlier of
                          the Expiration Date or the date that is 90 days after
                          the date of such termination.

                          If prior to the Expiration Date, a participant's employment terminates by reason of the participant's death or permanent disability, (1) all vesting with respect to the options cease, (2) any unvested options expire as of the date of such termination, and (3) any vested options shall remain exercisable until the earlier of the Expiration Date or the date that is 12 months after the date of such termination.

                          If prior to the Expiration Date, a participant's employment is terminated for cause, all options, whether or not then vested, will terminate.

RESTRICTED STOCK:

   *VESTING:              Same as options.

   *TERMINATION OF        If, prior to the time that the Restricted Stock has
   EMPLOYMENT:            vested, a participant's terminates for any reason, (i)
                          all vesting with respect to the Restricted Stock shall
                          cease, and (ii) as soon as practicable following such
                          termination, the Company shall repurchase from the
                          participant, and the participant shall sell, any
                          unvested shares of Restricted Stock at a purchase
                          price equal to the original purchase price paid for
                          the Restricted Stock, or if the original purchase
                          price is equal to $0, such unvested shares of
                          Restricted Stock shall be forfeited by the participant
                          to the Company for no consideration as of the date of
                          such termination.

                          For certain identified executives only, the Restricted
                          Stock award agreement will provide that, notwithstanding the termination provisions described above, with respect to Exit Vested Restricted Stock only, if such executive's employment terminates following the fifth (5th) anniversary of the Closing by reason of such executive's death or permanent disability, or by the Company without cause, such executive's Exit Vested Restricted Stock to the extent not previously forfeited or repurchased, shall remain outstanding as if no such termination of employment had occurred.

CORPORATE EVENTS:         In the event of (i) a merger or consolidation
                          involving the Company in which the Company is not the
                          surviving corporation; (ii) a merger or consolidation
                          involving the Company in which the Company is the
                          surviving corporation but the holders of shares of
                          Stock receive securities of another corporation and/or
                          other property, including cash; (iii) the sale of all
                          or substantially all of the assets of the Company;
                          (iv) the reorganization or liquidation of the Company;
                          or (v) a Change in Control (each, a "Corporate
                          Event"), in lieu of providing the adjustment of the
                          Awards, the Committee may, in its discretion, provide
                          that all outstanding Awards shall terminate as of the
                          consummation of such Corporate Event, and provide that
                          holders of Awards will receive a payment in respect of
                          cancellation of their Awards based on the amount of
                          the per share

                          consideration being paid for the Stock in connection with such Corporate Event, and in the case of Options and other Awards with an exercise price or similar provision, less the applicable exercise price;
                          provided, however, if the Corporate Event is a Change in Control, holders of Exit Vested Options and/or Exit
                          Vested Restricted Stock will only be entitled to receive payment in respect of cancellation of Exit
                          Vested Options and/or Exit Vested Restricted Stock that have either previously vested or would otherwise vest pursuant to the vesting schedule above in connection with such Change in Control, and any Exit
                          Vested Options and/or Exit Vested Restricted Stock which have not previously vested and would not vest as a result of such Change in Control shall be forfeited and cancelled without additional consideration paid to such holder.

COMPETITIVE ACTIVITIES:   In the event that a participant engages in any
                          competitive activity during the term of such
                          participant's employment or during the six (6) month
                          period following such participant's termination of
                          employment for any reason, the Committee may
                          determine, in its sole discretion, to (a) require that
                          all Awards held by such participant to be immediately
                          forfeited and returned to the Company without
                          additional consideration, (b) require that all shares
                          of Stock acquired upon the exercise or vesting of
                          Awards within the twelve (12) month period prior to
                          the date of such competitive activity to be
                          immediately forfeited and returned to the Company
                          without additional consideration, and (c) to the
                          extent that such participant received any profit from
                          the sale of an Award or the Stock underlying an Award
                          within the twelve (12) month period prior to the date
                          of such competitive activity, require that such
                          participant promptly repay to the Company any profit
                          received pursuant to the such sale.

RESTRICTIONS ON STOCK:    To the extent that an option/stock holder is a party
                          to the Stockholders' Agreement as a result of a cash
                          investment in the Company (made in connection with
                          Closing), the restrictions contained in the
                          Stockholders' Agreement will govern and control.

   *PROHIBITION ON        Stock acquired pursuant to Award generally may not be
   TRANSFERS:             transferred or otherwise disposed of prior to the six
                          months following the date of a qualified public
                          offering of the Company; provided, however, that, if
                          the Warburg Investors agree to a lockup covering a
                          period longer than six months following a qualified
                          public offering, all participants shall be restricted
                          from transferring Stock acquired pursuant to Award for
                          such longer period.

   *DRAG-ALONG RIGHT:     Upon any sale by the Warburg Investors of 50% or more
                          of its ownership, the Warburg Investors will have the
                          right to require a participant to sell along with the
                          Warburg Investors in such transaction.

   *VOTING PROXY:         As a condition of the grant of an Award, a participant
                          shall be required to grant the Warburg Investors a
                          full voting proxy with respect to all Stock acquired
                          pursuant to an Award.

   *REPURCHASE RIGHTS:    If, prior to the date of a qualified public offering,
                          a participant's employment terminates for any reason
                          then, at any time thereafter, in addition to any
                          repurchase right of the Company with respect to
                          unvested shares of Restricted Stock as provided above,
                          the Company shall have the right to repurchase the
                          shares of Stock received pursuant to Awards granted
                          hereunder at a per share price equal to the Repurchase
                          Price.

                          The Repurchase Price will equal (i) the "fair market value" (as determined by the Board in good faith) on the date of repurchase, if following a termination of a participant's employment other than by the Company for cause, or (ii) the lesser of (x) the fair market value on the date of repurchase, or (y) the original purchase price of the Stock, of following a termination of a participant's employment by the Company for cause.

                          The Repurchase Price will be paid in a lump-sum;
                          provided, however, that following a termination of a participant's employment by the Company for cause or by such participant, the Company shall be permitted to issue a promissory note in lieu of a lump-sum cash payment (i) with a maturity date that does not exceed three years, (ii) that bears simple interest of not less than the Prime Rate, and (iii) is payable as to interest in equal monthly installments during the term of the note and as to principal on the maturity date.

                          The Company shall be permitted to assign the Repurchase Right to the Warburg Investors.